Pricing Supplement                                   Filing under Rule 424(b)(3)
Dated December 26, 2000                              Registration No. 333-82165
(To Prospectus dated August 17, 1999
as supplemented by Prospectus
Supplement dated August 19, 1999 and
Pricing Supplement dated December 13, 2000)


                               AVISTA CORPORATION
                           MEDIUM-TERM NOTES, SERIES D
                                FIXED RATE NOTES

                                 --------------

Avista Corporation is offering hereby $4,000,000 principal amount of its Medium-Term Notes, Series D - Fixed Rate Notes (the "Notes") as an addition to, and under identical terms with, $45,000,000 principal amount of its Notes issued on December 18, 2000, pursuant to the Prospectus dated August 17, 1999 as supplemented by the Prospectus Supplement dated August 19, 1999 and the Pricing Supplement dated December 13, 2000, for an aggregate principal amount of $49,000,000 of Notes.

                                 --------------

Principal Amount: $4,000,000                           Price to Public: 100%
Original Interest Accrual Date: December 18, 2000      Agent's Commission: $6,000
Stated Maturity: December 20, 2001                     Proceeds to Company: $3,994,000(1)
Interest Rate: 8.00% per annum*                        Redeemable at Company's Option: Yes    No  X
Interest Payment Dates: Each March 1 and                                                   ---   ---
     September 1, commencing March 1, 2001             OID: Yes    No  X
Regular Record Dates: February 15 and August 15                 ---   ---
                                                       CUSIP No.: 05379FAB4

                                 --------------

(1)Plus accrued interest from December 18, 2000.

Use of Proceeds:  To reduce short term debt.

Other Provisions:   *The interest rate payable on the Notes will be
                    subject to permanent adjustment to (i) 8.25% per annum in the event that one of Moody's Investors Service, Inc. and Standard & Poor's Rating Services changes its rating on the Medium-Term Notes, Series D program to be below investment grade, and (ii) 8.50% per annum if the other rating agency subsequently changes its rating on the Medium-Term Notes, Series D program to be below investment grade, as described in Attachment 1 to this Pricing Supplement.

                                 --------------

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this pricing supplement or the accompanying prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 --------------

MORGAN STANLEY DEAN WITTER
                         MERRILL LYNCH & CO.
                                             SALOMON SMITH BARNEY

     THIS PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PROSPECTUS INCORPORATE BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT AVISTA CORP. THAT IS NOT INCLUDED IN OR DELIVERED WITH THE PROSPECTUS. THIS INFORMATION IS AVAILABLE TO YOU AS SET FORTH IN THE ACCOMPANYING PROSPECTUS.

                                 --------------


                                  ATTACHMENT 1

INTEREST RATE ADJUSTMENT

     The interest rate on the Notes will be subject to adjustment in the event that Moody's Investors Service, Inc. ("Moody's") and/or Standard & Poor's Rating Services ("S&P") change their ratings on the Medium-Term Notes, Series D program to be below investment grade (below Baa3 for Moody's or below BBB- for S&P). Avista Corp.'s current Medium-Term Notes, Series D program rating is Baa2 by Moody's, and BBB by S&P.

     If only one of Moody's and S&P announces such a negative rating change, the initial interest rate on the Notes will be permanently increased by 25 basis points, to 8.25% per annum, commencing with the first Interest Payment Date following such announcement. If the other rating agency subsequently also announces such a negative rating change, the interest rate on the Notes will be permanently increased by an additional 25 basis points, to 8.50% per annum, commencing with the first Interest Payment Date following the date the second downgrade is announced.


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